Exhibit 99.1

Triumph Group, Inc.

NEWS RELEASE

Contact:
Sheila Spagnolo
Vice President
Phone (610) 251-1000
sspagnolo@triumphgroup.com

TRIUMPH GROUP REPORTS

RECORD FIRST QUARTER FISCAL 2008 RESULTS

•                  Net sales from continuing operations for the first quarter fiscal 2008 increased 26% to $275.0 million

•                  Operating income from continuing operations for the first quarter fiscal 2008 increased 57% to $30.3 million, reflecting a 25% improvement in operating margin

•                  Backlog increased 27% over prior year to $1.2 billion

•                  Income from continuing operations for the first quarter fiscal 2008 increased 70% to $17.8 million, or $1.04 per diluted share

•                  Net income for the first quarter fiscal 2008 increased 48% to $13.9 million, or $0.81 per diluted share, inclusive of loss of $0.23 per diluted share from discontinued operations

Wayne, PA – July 25, 2007 – Triumph Group, Inc. (NYSE: TGI) today reported that net sales from continuing operations for the first quarter of the fiscal year ending March 31, 2008 totaled $275.0 million, a twenty-six percent increase from last year’s first quarter net sales of $218.0 million.  Income from continuing operations for the first quarter of fiscal year 2008 increased seventy percent to $17.8 million, or $1.04 per diluted share, versus $10.5 million, or $0.64 per diluted share, for the first quarter of the prior year.  Net income for the first quarter of fiscal year 2008 increased forty-eight percent to $13.9 million, or $0.81 per diluted share, versus $9.4 million, or $0.58 per diluted share, for the first quarter of the prior year.  During the quarter, the company used $10.8 million of cash flow from operations.

Effective June 30, 2007, the company designated Triumph Precision Castings, its castings facility included in the Aftermarket Services Group, and Triumph Precision, a build to specification manufacturer and supplier of ultra-precision machined components and assemblies in its Aerospace

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Systems Group, as discontinued operations.  The company expects to complete the sale of these businesses in the second quarter of fiscal year 2008.  For the three months ended June 30, 2007, the loss from discontinued operations was $3.9 million, or $0.23 per diluted share, which included an impairment charge of $2.6 million, or $0.15 per diluted share.

Richard C. Ill, Triumph’s President and Chief Executive Officer, said, “We are very proud of the results achieved during the first quarter driven by strong growth in revenue and improvement in operating margins in both the Aerospace Systems and Aftermarket Services segments.  While we continued to make progress in transitioning the casting facility to a profitable operation, we believe that the decision to sell the operations will allow us to better focus on our core aftermarket business going forward.”

The Aerospace Systems segment reported net sales for the quarter of $217.3 million compared to $172.6 million in the prior year period, an increase of twenty-six percent.  Operating income for the first quarter of fiscal year 2008 was $30.3 million, compared to $20.3 million for the prior year period, a forty-nine percent increase.  Operating margin for the quarter improved to 14% from 12% in the prior year period.  Organic sales growth for the quarter was twenty-three percent.

The Aftermarket Services segment reported net sales for the quarter of $58.3 million compared to $46.4 million in the prior year period, a twenty-six percent increase.  Operating income for the first quarter of fiscal year 2008 was $5.7 million, compared to $3.0 million for the prior year period, a ninety-two percent increase.  Operating margin for the quarter improved significantly to 10% from 6% in the prior year period.  Organic sales growth for the quarter was nine percent.

“Based on our robust backlog, the strength of our markets and our ability to execute, we are confident that we will continue to generate significant revenue growth and enhanced operating earnings and profitability for the balance of the fiscal year,” Mr. Ill continued.  “Our first quarter results delivered on our commitment to improve the operating margin of our Aftermarket Services Group.  In addition, our Aerospace Systems Group also delivered a meaningful improvement in its margins.  As a result, we expect that earnings per share from continuing operations for the fiscal year will be in the range of $3.85 to $4.00.”

As previously announced, Triumph Group will hold a conference call tomorrow at 8:30 a.m. (ET) to discuss the fiscal year 2008 first quarter results.  The conference call will be available live and archived on the company’s website at http://www.triumphgroup.com.  A slide presentation will be included with the audio portion of the webcast.  An audio replay will be available from July 26th until August 2nd by calling (888) 266-2081 (Domestic) or (703) 925-2533 (International), passcode #1113153.

Triumph Group, Inc., headquartered in Wayne, Pennsylvania, designs, engineers, manufactures, repairs and overhauls aircraft components and accessories.  The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

More information about Triumph can be found on the Internet at http://www.triumphgroup.com.

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Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including expectations of future aerospace market conditions, financial and operational performance, revenue and earnings growth and sales and earnings results for fiscal 2008.  All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company.  Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph’s reports filed with the SEC, including our Annual Report on Form 10-K for the year ended March 31, 2007.

FINANCIAL DATA (UNAUDITED) ON FOLLOWING 6 PAGES

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(in thousands, except per share data)

	Three Months Ended
	June 30,
CONDENSED STATEMENTS OF INCOME	2007	2006

Net Sales	$275,004	$217,996

Operating Income	30,254	19,218

Interest Expense and Other	3,207	3,058
Income Tax Expense	9,236	5,694

Income from Continuing Operations	17,811	10,466
Loss from Discontinued Operations, net of tax	(3,894)	(1,033)

Net Income	$13,917	$9,433

Earnings Per Share - Basic:

Income from Continuing Operations	$1.08	$0.65
Loss from Discontinued Operations	$(0.24)	$(0.06)
Net Income	$0.85 *	$0.59

Weighted average common shares outstanding - Basic	16,458	16,078

Earnings Per Share - Diluted:

Income from Continuing Operations	$1.04	$0.64
Loss from Discontinued Operations	$(0.23)	$(0.06)
Net Income	$0.81	$0.58

Weighted average common shares outstanding - Diluted	17,204	16,286

Dividends declared and paid per common share	$0.04	$0.00

* Difference due to rounding.

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands, except per share data)

	June 30,	March 31,
BALANCE SHEET	2007	2007
Assets
Cash	$6,039	$7,243
Accounts Receivable, net	173,920	168,372
Inventory	317,885	296,080
Deferred Income Taxes	11,456	11,530
Assets Held for Sale	27,173	28,429
Prepaid Expenses and Other	5,901	6,713
Current Assets	542,374	518,367

Property and Equipment, net	285,597	283,681
Goodwill	339,013	339,930
Intangible Assets, net	67,420	69,919
Other	15,121	17,261

Total Assets	$1,249,525	$1,229,158

Liabilities & Stockholders’ Equity

Accounts Payable	$95,357	$101,332
Accrued Expenses	59,494	75,582
Liabilities Related to Assets Held for Sale	7,684	7,331
Income Taxes Payable	5,776	1,484
Current Portion of Long-Term Debt	5,703	5,702
Current Liabilities	174,014	191,431

Long-Term Debt, less current portion	328,080	310,481
Deferred Income Taxes and Other	102,508	99,883

Stockholders’ Equity:
Common Stock, $.001 par value, 50,000,000 shares authorized, 16,641,941 and 16,469,617 shares issued	16	16
Capital in excess of par value	282,629	278,177
Accumulated other comprehensive income (loss)	28	(120)
Retained earnings	362,250	349,290
Total Stockholders’ Equity	644,923	627,363

Total Liabilities and Stockholders’ Equity	$1,249,525	$1,229,158

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

	Three Months Ended
	June 30,
SEGMENT DATA	2007	2006

Net Sales:
Aerospace Systems	$217,280	$172,573
Aftermarket Services	58,313	46,447
Elimination of inter-segment sales	(589)	(1,024)
	$275,004	$217,996

Operating Income (Loss):
Aerospace Systems	$30,329	$20,341
Aftermarket Services	5,728	2,989
Corporate	(5,803)	(4,112)
	$30,254	$19,218

Depreciation and Amortization:
Aerospace Systems	$7,258	$6,351
Aftermarket Services	3,202	2,027
Corporate	63	44
	$10,523	$8,422

Capital Expenditures:
Aerospace Systems	$7,126	$6,707
Aftermarket Services	2,297	6,085
Corporate	411	125
	$9,834	$12,917

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FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for the three months ended June 30, 2007 was $40.8 million with a margin of 14.8%.  EBITDA for the three months ended June 30, 2006 was $27.6 million with a margin of 12.7%.

Management believes that EBITDA provides the reader a good measure of cash generated from the operations of the business before any investment in working capital or fixed assets.

The following definition is provided for the non-GAAP financial measure identified above, together with a reconciliation of such non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Three Months Ended
	June 30,
	2007	2006
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

Income from Continuing Operations	$17,811	$10,466

Add-back:
Income Tax Expense	9,236	5,694
Interest Expense and Other	3,207	3,058
Depreciation and Amortization	10,523	8,422

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$40,777	$27,640

Net Sales	$275,004	$217,996

EBITDA Margin	14.8%	12.7%

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FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended June 30, 2007
		Segment Data
		Aerospace	Aftermarket	Corporate /
	Total	Systems	Services	Eliminations
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

Income from Continuing Operations	$17,811

Add-back:
Income Tax Expense	9,236
Interest Expense and Other	3,207

Operating Income (Expense)	$30,254	$30,329	$5,728	$(5,803)

Depreciation and Amortization	10,523	7,258	3,202	63

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$40,777	$37,587	$8,930	$(5,740)

Net Sales	$275,004	$217,280	$58,313	$(589)

EBITDA Margin	14.8%	17.3%	15.3%	n/a

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FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

We use “Net Debt to Capital” as a measure of financial leverage.  The following table sets forth the computation of Net Debt to Capital:

	June 30,	March 31,
	2007	2007

Calculation of Net Debt
Current Portion	$5,703	$5,702
Long-term debt	328,080	310,481
Total Debt	333,783	316,183
Less: Cash	6,039	7,243
Net Debt	$327,744	$308,940

Calculation of Capital
Net Debt	$327,744	$308,940
Stockholders’ equity	644,923	627,363
Total Capital	$972,667	$936,303

Percent of Net Debt to Capital	33.7%	33.0%

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